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                                                                    EXHIBIT 4.3


                                WORLD GAMING PLC

                             2001 SHARE OPTION PLAN



                                    SECTION 1

                                  INTRODUCTION

1.1 ESTABLISHMENT World Gaming plc (a public company limited by shares and incorporated in England and Wales under the Companies Acts 1985 to 1989) has by Ordinary Resolution of its shareholders passed on 17 May 2001 adopted the World Gaming plc 2001 Share Option Plan (the "Plan").

1.2 PURPOSES. The purpose of the Plan is to grant Options to Starnet Option Holders and Prospective Starnet Option Holders and to provide the Eligible Participants selected for participation in the Plan with added incentives to continue in the long-term service of the Group and to create in such persons a more direct interest in the future success of the operations of the Group by relating incentive compensation to increases in shareholder value, so that rewards for Option Holders are more closely aligned with the pursuit of value for the Group and the Company's shareholders. The Plan is also designed to attract Eligible Participants and to retain and motivate such persons by providing an opportunity for investment in the Company.

                                    SECTION 2
                                   DEFINITIONS

2.1 DEFINITIONS. The following terms will have the meanings set forth below:

"ADR" a document representing an ADS or ADS's either physically or in the form of a Direct Registration Receipt.

"ADS" an American Depositary Share representing a Share or Shares and evidenced by an ADR.

"BOARD" the Board of Directors of the Company.

"COMPANY"  World Gaming plc.

"CORPORATE TAX LIABILITY" any obligation of any member of the Group, to account for, or any payment made by any member of the Group in respect of, any amount of income tax, social security or national insurance contributions (including insofar as lawful secondary contributions) or other tax of any relevant jurisdiction arising as a result or in respect of the grant or vesting or exercise of any Option.

"DATE OF GRANT" the date of grant of the Option as provided by Section 6.6.

"DEPOSITARY" a custodian or other person or persons approved by the Board who holds Shares under arrangements where either the custodian or some other person issues


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ADR's which evidence ADS's representing Shares.

"DIRECTOR" a director of any member of the Group.

"DIRECT REGISTRATION RECEIPT" an ADR in uncertificated form, the ownership of which is recorded in the Direct Registration System.

"DIRECT REGISTRATION SYSTEM" the system maintained by the Depositary in which the Depositary records the ownership of the Direct Registration Receipts.

"EFFECTIVE DATE" the effective date of the Plan, being such date as the Merger shall be or become effective.

"ELIGIBLE PARTICIPANTS" all Employees, Officers and Directors and all persons (including consultants) who have the benefit of a contract for services with, or who provide services to, a member of the Group, whom the Board wishes to incentivise to contribute to the fortunes of the Group.

"EMPLOYEE" an employee of any member of the Group.

"EXERCISE CHARGES" such as may be applicable in the circumstances of Option Holder Tax Liability, SDRT Liability and/or Corporate Tax Liability.

"EXISTING STARNET OPTION" an option granted prior to the Effective Date in respect of stock in Starnet pursuant to a Starnet Stock Option Plan.

"EXISTING STARNET OPTION HOLDER" a person who has the benefit of an Existing Starnet Option.

"GROUP" the Company and its Subsidiaries for the time being and the expression "member of the Group" shall be construed accordingly.

"INITIAL OPTION" an Option granted on or after the Effective Date to a Starnet Option Holder in respect of his Existing Starnet Option or to a Prospective Starnet Option Holder in respect of his Prospective Starnet Option.

"INITIAL OPTION TERMS" the terms and conditions upon which an Initial Option is granted.

"MAJOR SHAREHOLDER" a person who for the time being is the beneficial owner of more than 10 per cent of the share capital of the Company for the time being in issue.

"MERGER" the merger pursuant to the provisions of Section 251 of the Delaware General Corporation Law of W G Reorganisation Sub Inc. with and into Starnet

"NEW OPTION" an Option granted on or after the Effective Date (not being an Initial Option).

"NEW OPTION TERMS"  the terms and conditions upon which a New Option is granted

"OFFICER" a person who is not a director of any member of the Group but who is designated as an "officer" of any member of the Group.


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"OTHER CATEGORIES OF PERSON" an Eligible Participant who is not an Employee,
Officer or Director.

"OPTION AGREEMENT" an agreement between the Company and an Eligible Participant granting a New Option under the Plan.

"OPTION" a right to subscribe for Shares (or at the Share Option Committee's discretion the ADS equivalent) granted under the Plan, whether an Initial Option or a New Option and, where the context requires, includes part of an Option.

"OPTION HOLDER" an Eligible Participant or Starnet Option Holder or Prospective Starnet Option Holder who is granted one or more Options.

"OPTION HOLDER TAX LIABILITY" all income tax, social security or national insurance contributions or other tax of any relevant jurisdiction payable by an Option Holder as a result of or in respect of the grant or vesting or exercise of an Option.

"THE PLAN" this Plan, or as the same may be amended or modified from time to time as the case may be.

"PROSPECTIVE STARNET OPTION" an option which, prior to the Effective Date, has been agreed to be granted (but has not been granted pursuant to a Starnet Stock Option Plan), whether the terms and conditions of such option have been agreed or not.

"PROSPECTIVE STARNET OPTION HOLDER" a person who has the benefit of a Prospective Starnet Option.

"RELEVANT GROUP MEMBER" the member of the Group of which for the time being the Option Holder is an Employee, Director or Officer or by which the Option Holder is engaged.

"SDRT LIABILITY" any liability to pay United Kingdom Stamp Duty Reserve Tax (or any substituted tax or duty) as a result of or in connection with the exercise of an Option.

"SHARES" Ordinary Shares of (pound)0.002 each in the capital of the Company.

"SHARE OPTION COMMITTEE" the Board, or a duly authorised committee of the Board.

"STARNET" Starnet Communications International Inc.

"STARNET OPTION HOLDER" a person who has been granted one or more Existing Starnet Options.

"STARNET STOCK OPTION PLAN" the 1997, 1999 or 1999 (No. 2) Starnet Stock Option Plan as the case may be.

"SUBSCRIPTION PRICE" means, in respect of a New Option, the price at which Shares (or the ADS equivalent) subject to a New Option may be subscribed for, determined by the Share Option Committee and subject to adjustment in accordance with the provisions of the Plan and/or the Option Agreement and, in respect of an Initial Option, the price at


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which Shares (or the ADS equivalent) subject to an Initial Option may be subscribed for, determined in accordance with Section 6.2 and subject to adjustment in accordance with the provisions of the Plan.

"SUBSIDIARY" a corporation which is for the time being a subsidiary of the Company as defined in Sections 736 and 736A of the Companies Act 1985.

2.2 GENDER AND NUMBER Except where otherwise indicated by the context, the masculine gender also will include the feminine gender, and the definition of any term herein in the singular also will include the plural and vice versa.

2.3 SECTION HEADINGS The headings to any sections or paragraphs of the Plan are for ease of reference only and shall not be construed as defining or limiting the contents of such section or paragraph.

                                    SECTION 3
                               PLAN ADMINISTRATION

3.1 SHARE OPTION COMMITTEE The Share Option Committee shall administer the Plan. In accordance with the provisions of the Plan, the Share Option Committee shall grant Initial Options to Starnet Option Holders and Prospective Starnet Option Holders and, in accordance with policies approved by the Board and otherwise in its sole discretion, select the Eligible Participants to whom New Options may be granted, the amount of Shares (or ADS equivalent) to be the subject of each New Option, and any other terms and conditions of each New Option as the Share Option Committee may deem necessary and consistent with the terms of the Plan. The Share Option Committee shall grant the Initial Options to Starnet Option Holders and to Prospective Starnet Option Holders in accordance with Section 6.2 and shall grant each New Option in accordance with Section 6.3. The Initial Option Terms or New Option Terms need not be identical as regards each Option, except as may be provided by the provisions of the Plan. The Share Option Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Share Option Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Option Agreement or Initial Option Terms or New Option Terms entered into or resolved upon under the provisions of the Plan in the manner and to the extent it may deem expedient and it will be the sole and final judge of such expediency. No member of the Share Option Committee will be liable for any action or determination or interpretation made in good faith, and all members of the Share Option Committee will, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation. The actions, determinations, and interpretations of the Share Option Committee pursuant to the provisions of the Plan or any Option Agreement or Initial Option Terms or New Option Terms shall be final and binding for all purposes and on all persons.

                                    SECTION 4
                           SHARES SUBJECT TO THE PLAN

4.1 NUMBER OF SHARES The initial maximum number of Shares in respect of which Options may be granted under the Plan (whether in the form of Shares or ADS's) shall be 15,000,000 Shares which number shall be subject to adjustment in accordance with

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the Plan. The maximum number of Shares remaining available for the grant of
Options under the Plan shall be reduced by the number of Shares in respect of which Options are granted under the Plan. The Company shall keep available for issue such amount of authorised and unissued share capital as may be required for the time being to satisfy in full all Options for the time being remaining capable of being exercised under the Plan, or otherwise ensure that it is able to perform its obligations under the Plan.

4.2 LAPSED AND CANCELLED OPTIONS In the event that any Option shall lapse or shall be cancelled then (subject to any authority required by Section 80 of the Companies Act 1985) an amount equal to the nominal value of the Shares the subject of the Option which shall have lapsed or been cancelled shall become available for the grant of new Options under the Plan.

4.3 ADJUSTMENTS FOR SHARE CAPITAL CHANGES If the Company at any time increases or decreases the number of Shares or the nominal amount of share capital for the time being in issue (whether by means of a capitalisation issue, scrip issue, rights issue, open offer, sub-division, consolidation or reduction of share capital or otherwise) or there shall be any variation in the rights attached to any shares or class of shares in the capital of the Company, then adjustments may be made:-

     (i) to the number and/or nominal value and/or class of the Shares (or the ADS equivalent) in respect of which Options may be granted or in respect of all or any outstanding Options granted under the Plan; and/or

     (ii) to the Subscription Price of all or any outstanding Options granted under the Plan.

4.4 GENERAL ADJUSTMENT RULES If any adjustment under this Section 4 will result in the creation of a fractional Share (or ADS) under any Option, the number of Shares (or ADS's) subject to the Option will be rounded down to the next whole number of Shares (or ADS's).

4.5 DETERMINATION BY SHARE OPTION COMMITTEE ETC. Any adjustments under this
Section 4 may only be made by the Share Option Committee, whose determinations with regard thereto shall be final and binding for all purposes and on all persons.

                                    SECTION 5
                          REORGANISATION OR LIQUIDATION

5.1 REORGANISATIONS AND LIQUIDATIONS In the event that the Company or any other member of the Group is or is to be the subject of or involved in any takeover, merger, consolidation, reconstruction, amalgamation, reorganisation or solvent liquidation, or the equivalent of any of the aforesaid in any jurisdiction, or the transfer or sale of the whole or any part of its undertaking or business or if a member of the Group ceases or is to cease to be a member of the Group, then the Share Option Committee shall have the power and discretion to prescribe the terms and conditions for the exercise or modification of any outstanding Options granted under the Plan. By way of illustration, and not by way of limitation, the Share Option Committee may provide for the complete or partial acceleration of the dates of exercise of such Options, or may provide that such Options will be exchanged for options to subscribe for shares in an acquiring company


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or may provide for a payment or distribution in respect of outstanding Options
(or the portion thereof currently exercisable) in cancellation thereof. The Share Option Committee may provide that Options (or the portion thereof currently exercisable) must be exercised in connection with the closing of any such transaction and that if not so exercised that such Options shall lapse. Any such determinations by the Share Option Committee may be made generally with respect to all Option Holders, or may be made on a case-by-case basis with respect to a particular Option Holder or Option Holders. Any determination by the Share Option Committee hereunder shall not amend the terms of any Option without the consent of the Option Holder unless, in the opinion of the Share Option Committee acting reasonably, such amendment is necessary to permit any such transaction or event to be effected and such is in the interests of shareholders in the Company (or in the interests of the Group) generally.

                                    SECTION 6
                                     OPTIONS

6.1 GRANT OF OPTIONS An Eligible Participant or Starnet Option Holder or Prospective Starnet Option Holder may be granted one or more Options. The Share Option Committee shall have the discretion to decide whether or not any such Option or Options are granted in respect of Shares or ADS's. Unless specifically resolved by the Share Option Committee, no Option granted pursuant to the Plan is being granted pursuant to or with a view to taking advantage of any statutory or other tax reliefs in the United Kingdom or in any other jurisdiction.

6.2 INITIAL OPTIONS Initial Options shall be granted by resolution of the Share Option Committee Provided that in the discretion of the Share Option Committee the Initial Option Terms may be evidenced by an agreement in writing in such form as the Share Option Committee may determine, and the Share Option Committee may require such an agreement to be entered into in order to make the exercise of the Initial Option effective. Initial Option Terms shall be equivalent as near as may be to the terms and conditions of the Existing Starnet Option or the Prospective Starnet Option (as the case may be), but pursuant to and subject to the provisions of the Plan and with such adjustments as the Share Option Committee may in their discretion decide. Such adjustments shall include such as may be required to conform with the provisions of the Plan and with English Law and for the fact that the Option is in respect of Shares denominated in pounds sterling.

6.3 NEW OPTIONS Each New Option shall be granted by resolution of the Share Option Committee provided that a New Option may not be exercised unless the New Option Terms shall have been evidenced by a written Option Agreement entered into between the Company and the Option Holder. The Option Agreement shall provide for the categories of matters stated in (a) to (e) inclusive below, and may contain such other terms and conditions as the Share Option Committee may consider appropriate in each case. In the event of any inconsistency between the provisions of the Plan and any Option Agreement, the provisions of such Option Agreement will govern where not inconsistent with law. However, the provisions of the Plan will govern where the Option Agreement omits to provide for a matter governed by the Plan. The Option Agreement shall provide for the following matters, unless such matters are provided for by the provisions of the Plan:-


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     (a)  NUMBER OF SHARES The number of Shares (or, in the case of the Option being granted in respect of ADS's, the ADS equivalent) as determined by the Share Option Committee, in respect of which the New Option is granted.

     (b) PRICE The price at which each Share (or ADS) the subject of the New Option may be subscribed for, as determined by the Share Option Committee.

     (c) VESTING PERIOD The time or times when and the number(s) of Shares (or ADS's) in respect of which the New Option (or part or parts thereof) will vest and become exercisable thereafter. Unless otherwise provided in the Option Agreement, New Options will vest and become exercisable for different categories of Option Holders as follows:

          (i) DIRECTORS - 25% of the amount of the Shares (or ADS's) under Option upon grant of the New Option and 25% each three months thereafter;

          (ii) EMPLOYEES AND OFFICERS - 1/24th of the amount of the Shares (or ADS's) under Option on the first day of each month following the grant of the New Option; and

         (iii) OTHER CATEGORIES OF OPTION HOLDER - 10% of the amount of Shares (or ADS's) at the end of the first 30 days of engagement, 20% upon completion of 50% of the term, where a particular term is stipulated in the engagement, or upon 50% of project completion, where the engagement is for a specific project, and the remainder upon, and for a period of 90 days after, the Relevant Group Member by which the Option Holder is engaged certifies substantial satisfaction, acting reasonably, with contract and/or project completion.

               Where any adjustment has been made pursuant to Section 4 to any outstanding Option, a corresponding adjustment shall be assumed for these purposes to have been made to the amount of the Shares (or ADS's) subject to the Option and to the amount of the Shares (or ADS's) in respect of which the Option has previously been exercised.

     (d) DURATION OF OPTIONS. The period of time within which a New Option may be exercised by the Option Holder (the "Option Period"). The Option Period must expire, in all cases, not later than the tenth anniversary of the Date of Grant. Unless otherwise stated in the Option Agreement and subject to the foregoing, the Option Period, as regards a New Option granted to a Director shall be five years, an Officer or Employee shall be the term of their employment plus twelve (12) months, and for Other Categories of Option Holder shall be the term of their contract for services plus twelve (12) months. Notwithstanding any other provisions hereof, unless otherwise determined by the Share Option Committee, any New Option granted to an Officer, Director or Major Shareholder shall


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          not become exercisable until at least six months following the Date of
          Grant.

     (e) TERMINATION OF EMPLOYMENT, DEATH, DISABILITY ETC. Except as otherwise determined by the Share Option Committee, each Option Agreement shall provide as follows:-

          (i) TERMINATION. If the Option Holder's employment or office or directorship with a member of the Group is terminated within the Option Period for cause, as determined by the Relevant Group Member in its sole discretion, or if the Option Holder resigns without appropriate or agreed notice and agreed termination terms, the Option notwithstanding that it shall have vested and become exercisable in whole or in part shall lapse immediately upon notice of termination or resignation, as the case may be, unless otherwise agreed by the Share Option Committee. As used in this Section, "cause" means a gross violation, as so determined by the Relevant Group Member and notified to the Share Option Committee, of their established policies and procedures. If the employment or office or directorship of the Option Holder is terminated for another reason, not contemplated in the Option Agreement, then the Option shall be exercisable, but only as to the part or parts thereof which shall have vested and become exercisable, as at the date of termination, for a period of twelve (12) months after termination, except as otherwise permitted by the Share Option Committee or the Option Agreement but such period shall not in any event exceed the Option Period. The effect of this Section will be limited to determining the consequences of a termination and nothing in this Section will restrict or otherwise interfere with the Relevant Group Member's discretion with respect to the termination of the employment or office or directorship of the Option Holder.

          (ii) DEATH OR DISABILITY. If the Option Holder's employment or office or directorship is terminated within the Option Period due to the Option Holder's death or disability (which may be defined in the Option Agreement or be subject to interpretation by the Relevant Group Member) the Option shall remain exercisable, but to the extent only that it shall have become vested and exercisable as at the date of the Option Holder's death or disability, for a period of twelve (12) months after such date; provided however that in no event may the Option be exercised after the expiration of the Option Period.

         (iii) OTHER CATEGORIES OF PERSON. For all purposes under this Section, an Option Holder who is not an Employee, Officer or Director will be considered to have had his contract for services terminated at the conclusion of the relevant contract or upon notice by the Relevant Group Member of termination for default or breach of contract. If the contract is terminated for breach or default then the Option shall lapse immediately. Otherwise the Option notwithstanding that it shall have vested and become exercisable

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               in whole or in part shall lapse in accordance with its terms or
               Sections 6.3(c)(iii) and 6.3(d) above.

          For the purposes of this Section an Option Holder's employment or office or directorship shall not be treated as terminated if he remains or thereupon becomes an Employee, Officer or Director of another member of the Group.

6.4 TRANSFERABILITY OF OPTION. Each Option Agreement shall provide and the Initial Option Terms shall be deemed to provide that neither the Option nor any rights under the Option Agreement or the Initial Option Terms are transferable, assignable or chargeable by the Option Holder.

6.5 EXERCISE, PAYMENTS, ETC. Each Option Agreement shall provide and the Initial Option Terms shall be deemed to provide that the method for exercising the Option will be by delivery to the registered office of the Company (or to such other place as the Share Option Committee may decide) of written notice specifying the particular Option (or part thereof) that is being exercised and the number of Shares (or ADS's) with respect to which such Option (or part thereof) is being exercised, together with payment of the Subscription Price. Such notice shall be in a form satisfactory to the Share Option Committee and shall specify the Shares (or ADS's) in respect of which the Option is being exercised on that occasion. The exercise of the Option shall only be effective upon delivery of such notice and payment to the Company of the Subscription Price. The Share Option Committee may in their discretion issue ADS's (equivalent to the Shares the subject of the Option) pursuant to the exercise of any Option notwithstanding that the Option may have been granted in respect of Shares. In the event that ADS's fall to be issued on exercise of the Option the Company shall procure that all necessary arrangements shall be made with the Depositary for the issue of ADS's, to be evidenced by ADR's, on the exercise of the Option. The issue of the relevant Shares or ADS's will take place at the registered office of the Company (or at such other place as the Share Option Committee may decide). Unless Shares are held in uncertificated form, a share certificate representing the relevant Shares will be issued by the Company (or an ADR or ADR's representing the relevant ADS's will be issued by the Depositary) and delivered to the Option Holder. Unless restricted by the Option Agreement or by law, the Subscription Price plus the Exercise Charges shall be paid by any of the following methods or any combination of the following methods:

          (i)  in cash; or

          (ii) by cashier's cheque, certified cheque, or banker's draft or other acceptable banker's note payable to or to the order of the Company; or

         (iii) by delivery to the Company of a properly executed notice of exercise together with irrevocable instructions (referred to in the industry as `delivery against payment') to a broker to sell either all of such Shares (or ADS's) or as many thereof as (taking into account broker's dealing costs and expenses) when multiplying the same by the sale price thereof obtained by the broker shall be equal in amount to the Subscription Price plus the Exercise Charges and to deliver to the Company promptly the amount of the net proceeds of the sale of all or part of the Shares (or

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               ADS's) in payment of the Subscription Price plus the Exercise
               Charges of the Shares (or ADS's) in respect of which the Option is exercised; or

          (iv) by way of a loan from the broker to the Option Holder necessary to pay the Subscription Price plus the Exercise Charges, together with such other documents as the Share Option Committee may determine; or

          (v) by such other lawful method as the Stock Option Committee may approve.

6.6 DATE OF GRANT. A New Option shall be treated as having been granted on the date specified by the resolution of the Share Option Committee resolving to grant the New Option or in the Option Agreement. An Initial Option shall be treated as having been granted on the date specified by the resolution of the Share Option Committee resolving to grant the Initial Option, which date, in the case of an Existing Starnet Option, unless otherwise decided in their discretion by the Share Option Committee, shall be the date of grant of the Existing Starnet Option in respect of which the Initial Option is granted.

6.7 SHAREHOLDER PRIVILEGES. Prior to the exercise of the Option and the issue of Shares (or ADS's) to the Option Holder, an Option Holder shall have no rights as a shareholder with respect to any Shares (or ADS's) subject to any Option granted to such person under the Plan and, until the Option Holder becomes the holder of such Shares (or ADS's), no adjustments, other than those described in
Section 4, shall be made for dividends or other distributions or other rights in respect of which the record date precedes the date on which such Option Holder becomes the holder of such Shares (or ADS's).

                                    SECTION 7
                     RIGHTS OF EMPLOYEES AND OPTION HOLDERS

7.1 EMPLOYMENT. Nothing contained in the Plan or in any Option Agreement or Initial Option Terms shall confer upon any Eligible Participant or Option Holder any right with respect to the continuation of employment by or office or directorship with or their contract with any member of the Group, or interfere in any way with the right of any member of the Group, subject to the terms of any separate agreement or contract to the contrary, at any time to terminate such employment or office or directorship or contract or to increase or decrease the remuneration or fees to which the Eligible Participant or Option Holder is entitled. In the event of an Eligible Participant or Option Holder ceasing to be an Employee or Officer or Director or to have the benefit of any contract with a member of the Group, he shall not be entitled to and shall be deemed to have waived any right to damages or compensation for the loss of any right or benefit or prospective right or benefit under the Plan or by virtue of any Option Agreement or Initial Option Terms (including, in particular but not by way of limitation, any Option held by him whether such Option shall have vested and become exercisable or not which lapses by reason of his ceasing to be an Employee, Officer or Director of or to have the benefit of a contract with any member of the Group) whether for unfair dismissal, wrongful dismissal, breach of contract or otherwise.

                                    SECTION 8
                              GENERAL RESTRICTIONS

8.1 INVESTMENT REPRESENTATIONS. The grant or exercise of an Option is strictly upon the basis that the Option Holder is relying upon his own examination of the legal, taxation,


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financial and other consequences thereof. The Company may require any Option
Holder as a condition of exercising such Option or being issued the Shares (or ADS's) under the Option, to give written assurances, in substance and form satisfactory to the Company and its legal advisers, to the effect that such exercise is for his own account for investment and not with any present intention of selling and to such other effect as the Company deems necessary or appropriate in order to comply with relevant securities laws. Legends evidencing such restrictions may be placed on the share certificates (or ADR's) evidencing the Shares.

8.2 COMPLIANCE WITH SECURITIES LAWS. Each Option shall be subject to the requirement that if at any time the Company's legal advisers determine that the listing, registration or qualification of the Shares (or ADS's) subject to such Option upon any securities exchange or under any national, provincial, state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issue of Shares (or ADS's) thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualifications, consent or approval shall have been effected or obtained on conditions acceptable to the Share Option Committee. Nothing herein will be deemed to require the Company to apply for or to obtain such listing, registration or qualification or consent or approval.

                                    SECTION 9
                               BENEFITS AND TAXES

9.1 BENEFITS AND TAXES. The amount of any remuneration or benefit deemed to be received by an Option Holder as a result of the grant or vesting or exercise of an Option will not constitute "earnings" with respect to which any other employee benefits of such Option Holder are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan. The Option Holder shall be entirely responsible for any Option Holder Tax Liability and, except in so far as the Share Option Committee may in their discretion decide otherwise, or as provided by the Initial Option Terms or the Option Agreement (as the case may be) any SDRT Liability or Corporate Tax Liability. No payment or contribution in respect thereof (except as aforesaid) shall be required of any member of the Group. Further, if any member of the Group shall suffer any such liability then (except in so far as the Share Option Committee may in their discretion decide or as provided by the Initial Option Terms or the Option Agreement (as the case may be)) the full amount of such liability shall be a debt of the Option Holder to such member of the Group payable immediately and for which such member of the Group may seek judgement and, before judgement or process, may set-off against any amounts due to the Option Holder or may recover, again before judgement or process, by such lawful means as may be decided in their discretion by the Share Option Committee.

                                   SECTION 10
                  PLAN AMENDMENT, MODIFICATION AND TERMINATION

10.1 AMENDMENT. The Board may at any time terminate and, from time to time, may amend or modify the Plan provided, however, that no amendment or modification may become effective without approval of the amendment or modification by Ordinary Resolution of the shareholders, if shareholder approval is required to enable the Plan to satisfy any applicable legal requirements, or if the Company, on the advice of its legal advisers, determines that shareholder approval is otherwise necessary or desirable.


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No material amendment or modification and no termination of the Plan shall in any manner adversely affect any Options granted prior thereto under the Plan, without :-

     (a) the Share Option Committee having invited Option Holders to give an indication as to whether or not they approve the amendment or modification; and

     (b) the amendment or modification being approved by Option Holders who have given such an indication and whose outstanding Options are in respect of a majority of the Shares the subject of the outstanding Options of Option Holders who have given such an indication.

Notwithstanding the above the Board may, without any such approval or consent, make any minor amendment or modification to the Plan to benefit the administration of the Plan or any amendment or modification to obtain favourable tax or regulatory treatment of Option Holders or any member of the Group (including, by way of example, amendments or modifications to qualify Options as incentive stock options within the meaning of Section 422 of the United States Inland Revenue Code of 1986, as amended from time to time).

                                   SECTION 11
                                   WITHHOLDING

11.1 WITHHOLDING REQUIREMENT. The Company's obligations upon the exercise of an Option shall be subject to the Option Holder's satisfaction of all Option Holder Tax Liability and, insofar as recoverable from the Option Holder, all SDRT Liability and Corporate Tax Liability.

11.2 PAYMENTS AND ADJUSTMENTS The Share Option Committee, in its sole discretion, may permit or require the Option Holder to pay all or any Option Holder Tax Liability or, insofar as recoverable from the Option Holder, SDRT Liability or Corporate Tax Liability, by such lawful means as the Share Option Committee in its discretion determines, including adjustment to the Subscription Price.


                                   SECTION 12
                             BROKERAGE ARRANGEMENTS

12.1 BROKERAGE. The Share Option Committee, in its discretion, may enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the disposal of all or any Shares (or ADS's) acquired upon exercise of Options, including, without limitation, arrangements for the simultaneous exercise of Options and sale of all or any Shares (or ADS's) acquired upon such exercise.

                                   SECTION 13
                           NON-EXCLUSIVITY OF THE PLAN

13.1 OTHER PLANS. The adoption of the Plan is not to be construed as creating any limitations on the power or authority of any member of the Group to adopt such other or additional incentive or remuneration or benefits arrangements of whatever nature as any member of the Group may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of remuneration


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or provision of benefits generally, or to any class or group of persons, that any member of the Group has lawfully put into effect, including, without limitation, any retirement, pension, savings and share purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

                                   SECTION 14
                               REQUIREMENTS OF LAW

14.1 REQUIREMENTS OF LAW. The issue of Shares (or ADS's) and the doing of any other act or deed pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

14.2 GOVERNING LAW The Plan and all Option Agreements and Initial Option Terms shall be construed in accordance with and governed by the laws of England. Any reference to or to a section of a statutory provision (unless expressly provided otherwise) shall be to that in force in England.

14.3 JURISDICTION. Each Option Holder shall be deemed to have agreed to submit to the non-exclusive jurisdiction of the Courts of Law in England and/or of the Courts of the jurisdiction of the country or place in which the relevant member of the Group, of which he is for the time being an Employee, Officer or Director or with which he has a contract, shall be resident or domiciled.

                                   SECTION 15
                              DURATION OF THE PLAN

15.1 TERMINATION The Plan shall terminate at such time as may be determined by the Board, and no Option shall be granted after such termination. If not sooner terminated under the preceding sentence, the Plan will fully cease and expire at midnight on May 16, 2011. Options outstanding at the time of the Plan termination may continue to be exercised in accordance with their terms.